Exhibit 10.18

GREENHOUSE GAS OFFSET MANAGEMENT SERVICES REPRESENTATION AGREEMENT

1.

This Agreement is made this 13th day of October, 2008, by and between Ecolocap Solutions Inc. (“Principal”) with offices located at 740 rue St Maurice, Suite 102, Montreal , QC, Canada, H3C 1L5 and CantorCO2e, LLC, and its affiliates (“CantorCO2e” or “Agent”) with its headquarters at 110 East 59th Street, NY, NY, 10022.

As used herein:

	A.	“Project” means a Project Activity whose VERs or CERs are owned by or are under the control of, Principal that are listed in Annex A.

B.

“Project Activity” means a Project that results in emission reductions and is developed in accordance with the CDM. Activities whose VERs or CERs are owned by or are under the control of, Principal that are listed in Annex A.

C.

“CDM” or “Clean Development Mechanism” means a Project Activity undertaken in a developing country that has ratified the Kyoto Protocol and which results in emission reductions beyond those which would have happened in the absence of the Project Activity in accordance with the rules and provisions of the Clean Development Mechanism Executive Board to the Kyoto Protocol.

	D.	“Services” means the tasks outlined in the attached Scope of Services.

	E.	“Transaction” means the sale, lease, sale of an option to purchase, or other transfer of VERs or CERs.

F.

 “pre-CDM VERs” or “pre- Clean Development Mechanism Verified Emission Reductions” means one metric ton (tonne) of CO2e greenhouse gas reduction that is (i) generated by a Project Activity prior to registration as a CDM and has been developed in accordance with the rules and provisions of the Clean Development Mechanism Executive Board and which will be validated and verified according to relevant provisions.

G.

“CER” or “Certified Emission Reduction” means one metric ton (tonne) of CO2e greenhouse gas reduction that is “(i) generated by a Project Activity in accordance with the rules and provisions of the Clean Development Mechanism Executive Board and which will be validated and verified according to said provisions.

2.

Principal is interested in developing and offering for sale CERs and potentially, pre-CDM VERS from potential Project Activities. Based on information provided by Principal, certain CERs and pre-CDM VERS could potentially be quantified and sold in the marketplace.

3.

Principal wishes to appoint CantorCO2e (i) to develop the project documents where required to quantify the potential emission reductions associated with projects developed within selected “Project Activities”,(ii) to coordinate the process of validation, verification and (iii) to act as its

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broker in connection with Transactions, and CantorCO2e wishes to accept such appointment.

4.	In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree to the following terms and conditions:

	A.	Appointment as Agent. Principal hereby appoints CantorCO2e as its sole and exclusive Agent to procure a buyer, option buyer, or lessee of CERs and pre-CDM VERS.

	B.	Tasks. CantorCO2e will perform the Scope of Services outlined in Annex B and summarized in Table 1 which is also contained therein.

	C.	Compensation. Except as provided in Paragraph 4.G., CantorCO2e will receive compensation as outlined in Table 1 of Annex B and Schedule 1 (Brokerage Schedule).

Principal understands that some of the costs/fees are payable to CantorCO2e but also understands that in some cases the Principal is required to contract for, and pay for, services to a third party (eg., validation, verification, registration, issuance, etc.). Principal also understands and agrees that Principal is to implement and follow a monitoring plan which will form the basis for annual verification.

The referenced success based Commissions, are attached as Schedule 1 and shall be due upon Principal’s receipt of CERs and/or pre-CDM VERS from the appropriate issuing body, or proceeds from a Transaction (whichever occurs first) that results from Cantor CO2e’s completion of the relevant Task; provided, however, if Principal agrees to transfer the CERs and pre-CDM VERS without receipt of proceeds (including, but not limited to, by donation for value) to any entity during the term of this Agreement, Principal agrees that it shall pay CantorCO2e success based Commissions based on the CER and/or pre-CDM VER transfer value, the commission structure for which is outlined on a volume basis in Schedule 1. For the purposes of this paragraph, "transfer value" shall be calculated by multiplying the tonnes per year transferred by the weighted average market price of all pre-CDM VERs and/or primary market transactions during the three months prior to the date of donation. In the case that the CERs being transferred are issued, the “transfer value” shall be calculated by multiplying the tonnes (volume) by the weighted average market price for spot CERs as reported either by the London Energy Brokers Association (LEBA) index or the European Carbon Exchange in the 5 days prior to the transfer by the Principal. For VERs, the transfer value will be calculated as an average of the three most recent transactions in the relevant VER market.

	D.	Counter party Commission. In the event of a Transaction, Principal agrees that CantorCO2e reserves the right to collect an additional commission from the buyer, lessor, option buyer and or transferor.

E.

CantorCO2e's Authority. CantorCO2e shall not be authorized to bind Principal to any Emission Reduction Purchase and Sale Agreement. CantorCO2e shall obtain bids from potential buyers and present all such bids relating to a proposed Transaction to Principal for its due consideration. However, Principal agrees that all bids presented by CantorCO2e to Principal will be considered seriously.

	F.	Term of Agreement. This Agreement shall commence on the date cited in Paragraph 1 above, shall continue for two years, and shall continue thereafter until terminated in

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writing, on 30 days prior written notice by one party to the other party. After one year of commencement of this Agreement, the Principal may terminate this Agreement upon thirty days (30 days) written notice if CantorCO2e is not reasonably performing, in a timely manner, the tasks set out in the scope of services attached to this Agreement for reasons that are within its control (i.e., for reasons other than those associated with, or as a result of, for example, information not being provided by the client, a result of, for example, information not being provided by the client, issues with the DOE validation and/or verification process and the Clean Development Mechanism Executive Board (CDM-EB) approval process and the timing thereof).

G.

Principal’s alternatives for projects if designated as not feasible by CantorCO2e. CantorCO2e and Principal will work together to evaluate the feasibility of the potential CER and/or VER projects in Principal’s portfolio (present or contemplated). If there are projects that CantorCO2e identifies which it considers to not be feasible for further development under this Agreement and elects not to pursue those projects and/or include those projects under this Agreement (ie., to exclude those projects from the Agreement), Principal has the alternative to pursue other avenues after thirty days with respect to those specific projects.

H.	Post-Termination Fees.

a.

Within 30 days of the termination of this Agreement for any reason (“Termination Event”), CantorCO2e will provide to Principal a statement (the “Pending Transactions List”) setting forth the names of all outstanding prospective counter- parties to a Transaction who have been contacted by CantorCO2e (each, together with its respective affiliates, a “Potential Customer”), including copies of any draft term sheets with such parties (the “Pending Transactions”). Within 30 days of receipt of the list of Pending Transactions, Principal will notify CantorCO2e in writing of any Pending Transactions set forth on the list of Pending Transactions that it wishes to continue to pursue. CantorCO2e may, at its option, provide Principal with Services to successfully consummate such Pending Transactions. In the event that CantorCO2e declines to continue to provide Services, CantorCO2e shall use commercially reasonable efforts to assist Principal or a third party designated by Principal in assuming the negotiation of such Pending Transactions during the thirty (30) day period following CantorCO2e’s notice to Principal that CantorCO2e does not intend to provide Services. For the avoidance of doubt, CantorCO2e shall be entitled to payment in accordance with Paragraph 4.C. (and outlined in Schedule 1) with respect to any sales of Products pursuant to a Pending Transaction, whether or not CantorCO2e continues to provide Services with respect thereto following termination of this Agreement.

In the event that Principal terminates this Agreement for any reason, Principal shall pay to CantorCO2e all fees for Services rendered to date and for the success based Commission (whether in cash or CERs) earned by CantorCO2e with respect to all Transactions prior to such termination. If following such termination, Principal completes a Transaction with a Potential Customer, Principal shall pay to CantorCO2e its success based compensation as set out in Table 1 of Annex B.

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I.

Assignment; Change in Control. Principal may not assign this Agreement without CantorCO2e’s consent, which shall not be unreasonably withheld. If this agreement is assigned without the consent of Agent such event shall be a termination event as provided under Section G(a).

J.

Representation. Principal agrees that CantorCO2e may represent other potential buyers, sellers, lessees and/or lessors of CERs and pre-CDM VERS, or perform other activities related to its business, during and after the term of this Agreement. In addition, Principal understands that should CantorCO2e represent a third party, CantorCO2e may be required to disclose material facts concerning Principal's positions to such third party.

Principal hereby consents that CantorCO2e may disclose such information to a third party as necessary or desirable for CantorCO2e to conduct its business.

K.

Exclusive Agent. Principal agrees to pay CantorCO2e compensation as contemplated by Paragraph 4.C hereunder if within one year following the termination of this Agreement, Principal sells, options, leases or sells the CERs and pre-CDM VERS to any person or corporation whom CantorCO2e contacted prior to the expiration of this Agreement with regards to CERs and pre-CDM VERS owned by, or under the control of, Principal.

Principal agrees to cooperate with CantorCO2e during the term of this Agreement and will direct all persons making inquiries concerning CERs and pre-CDM VERS to CantorCO2e. The obligations contained in Paragraph 4.C. and in this paragraph 4.K. shall survive termination of this Agreement.

L.

Level of Effort. In consideration of the above, CantorCO2e agrees to: a) assist Principal to provide the services noted in paragraph 4.B.; b) use reasonable efforts to find ready, willing and able buyers(s) for Principal's VER and CER requirements; and c) assist Principal in determining the quantity of CERs and pre-CDM VERS that can be approved for transfer and sale, provided, however, CantorCO2e makes no representation, warranty, or guarantee that it will be able to sell, sell an option(s) to purchase, lease or otherwise obtain Principal's CERs and pre-CDM VERS and CantorCO2e does not guarantee or warrant performance hereunder.

Whether by way of an action for breach of contract, warranty, tort (including negligence), indemnity, contribution or otherwise, in no event shall CantorCO2e, its affiliates, officers, directors, or employees be liable for direct damages in excess of the lesser of (a) the total fees actually received by CantorCO2e pursuant to this Agreement or (b) $50,000, whichever is less, or for consequential, special (including, without limitation, loss of use of facility or capital, lost sales or profits, third-party claims, etc.) or incidental damages in any amount.

M.

Payment Schedule. Principal agrees that it shall pay a pro rata share of any partial payments received on any transaction conducted through CantorCO2e at the rate listed in Schedule 1 (3.5% - 5%) based on volume of CERs or VERs transacted and payments received. All payments due to CantorCO2e hereunder shall be remitted within thirty (30) days of due date. Principal agrees that it shall pay CantorCO2e for any additional services other than the brokerage services contemplated hereunder within thirty (30) days of date of invoice. Principal agrees to pay one and one-half percent (1 ½%) interest per month for any payments due by Principal to CantorCO2e not paid within thirty (30) days of due date.

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N.

Accounting. To ensure that CantorCO2e has a method of accounting for compensation or other payments due under this Agreement, Principal agrees to provide CantorCO2e with unaltered copies of any and all contracts or agreements for Transactions. CantorCO2e has the right to reasonably request an accounting of monies paid pursuant to all Transactions undertaken or completed during the term of this Agreement, and Principal agrees to promptly provide such accounting.

O.

Miscellaneous. (a) Nothing in this Agreement shall be deemed to create a joint venture, franchise, partnership or Principal-CantorCO2e relationship between CantorCO2e and Principal, except as explicitly set forth herein.

(b) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and no modification or waiver of any provision hereof will be binding upon any party unless in writing and signed by the parties hereto. No waiver or modification shall be deemed to be a subsequent waiver or modification of the same or any other term, covenant or condition in this Agreement.

(c) The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions and this Agreement shall be construed in all respects as if such valid or unenforceable provisions were omitted.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

(e) This Agreement may not be assigned, in whole or part, by either party hereto without prior written consent of the other party (any purported assignment hereof in violation of this provision being null and void): however, it may be assigned in whole or part by CantorCO2e to any affiliate or to any successor in interest of CantorCO2e or any affiliate by merger, consolidation, reorganization or otherwise.

(f) This Agreement may be executed in various counterparts, by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section, subsection, recital and party references are to this Agreement unless otherwise specified.

(h) The rights and remedies provided for hereunder are cumulative and are not exclusive of any rights and remedies that may be available to any party under applicable law, in equity, or otherwise.

(i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND/OR THE COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF NEW YORK, FOR PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO

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THIS AGREEMENT, AND EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN IN AN INCONVENIENT FORUM. CantorCO2e and Principal hereby irrevocably consent to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by mailing copies thereof by certified U.S. mail, return receipt requested and postage prepaid, to its address.

In witness whereof, each of the parties hereto has executed this Agreement on its behalf:

ECOLOCAP SOLUTIONS INC.:	CANTORCO2e LLC:

ROBERT G. CLARKE	STEVE DRUMMOND
Robert G. Clarke	Steve Drummond
Chairman of the Board of Directors	co-CEO,
Ecolocap Solutions Inc.	CantorCO2e

October 21, 2008	21/10/08
Date	Date

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ANNEX A
     Initial Potential CDM Project Activity List
Included under separate excel file sent by Ecolocap
Dated August 11, 2008 (to be updated from time to time)

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ANNEX B
Scope of Services

I. SCOPE OF SERVICES

CantorCO2e will work with Ecolocap and provide services to assist in the creation of Certified Emission Reductions (CERs) and where feasible, pre-CDM VERs and, market the full stream of CERs and pre-CDM VERS to its global client base of buyers in Europe, Japan and North America and facilitate transactions between Ecolocap and selected buyers. In this regard CantorCO2e proposes to:

coordinate the CDM process for the identified Clean Development Mechanism (CDM) Project Activities for generating Certified Emission Reductions (CERs) including:

o

develop the Project Design Documents (PDDs) where required based on the application of an approved baseline methodology; a monitoring and verification plan; and, coordination of stakeholder consultation

o	assist to obtain the approval by the Designated National Authority (DNA), where required

o	coordinate validation and verification of the CDM projects by a Designated Operational Entity (DOE),

o	assisting in the registration by the UNFCCC’s CDM Executive Board where required

o	coordinate the annual verification and certification to be carried out by a DOE

Manage the marketing and sale of the resulting CERs and potentially pre-CDM VERs from the identified projects for the entire crediting period of the projects, through CantorCO2e’s large network of carbon buyers in Europe, Japan and North America to obtain the best market prices and a robust contract. The process to be followed is:

o	CantorCO2e and its associates would become project participants, obtain UK government approval and accept your CERs into our escrow account

o	safekeeping your CERs in a well ‘ring fenced’ escrow account for facilitating spot sales and providing assurance to buyers

o	organize the bidding process or an auction amongst more than 130 buyers accessible to CantorCO2e.

o

facilitate the signing of ERPA(s) and deliveries from both ways. We envisage concluding multiple tranches of sales constituting spot sale, forward sale, auctions etc. through different mechanisms – bidding, auctions etc and multiple transaction structures of fixed prices, market link prices, securitization of cash flow and combinations thereof.

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These tasks are described in more detail below:

Task 1	Develop overall approach to identify, quantify and take CERs and pre-CDM VERs to market

a.	CantorCO2e and Ecolocap will have a project kick-off meeting to bring together relevant resources from the two companies who will form the core team throughout the project. This meeting will include:

• Overview of the projects from Ecolocap
• Discussion of the relevant CDM Methodologies and Voluntary Standards for the projects
• Discussion of the Designated National Authority Approval processes of the project host country
• Discussion on the proposed assessment process including aspects of technical information required
• Beginning of the development of a common overall approach and strategy
• Discussion on framework for moving forward, initial discussions on timelines, milestones, etc.
This will include prioritization of projects, etc

Task 2	Coordination of the Process

a.	In this regard, CantorCO2e will perform a series of tasks that will ensure that every step of the process is carried over as efficiently as possible, coordinating the activities and participants involved in the process – beginning from quantification, validation, initial and annual verification and eventual issuance CERs (and pre-CDM VERs where there is potential), etc.

b.	If required, CantorCO2e will prepare the Project Document(s), with input from Ecolocap as required on a consulting fee per PDD as listed in Table 1. CantorCO2e will coordinate validation, verification, etc. As part of the Project Design Document, a monitoring plan will be developed. It must be noted
that Ecolocap will be responsible for implementing and carrying out the monitoring plan at the project level as this is the basis for annual verification of emission reductions from all project activities.

c.	CantorCO2e will recommend appropriate third party entity(ies) to conduct the validation verification and will coordinate and assist where needed in the activities involved in the process. Although
CantorCO2e will coordinate these tasks, there are third party costs which will be contracted between
Ecolocap and the validator and verifier directly.

d.	If required, CantorCO2e will participate in the site visit(s) for validation and/or verification. If this is required, Ecolocap and CantorCO2e will agree on travel and accommodations costs beforehand as travel and accommodations are not included in the estimate.

e.	Once a project has been validated, it must be submitted for registration to CDM-EB. CantorCO2e assist with this task where necessary (e.g., preparation of modalities of communication, etc.)

f.	Request for Issuance – once verified a submission needs to be made for issuance. CantorCO2e will assist in this task where necessary.

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g.	Ecolocap will be required to monitor the emission reductions from the project(s) based on the monitoring plan that will form part of the Project Documents. The monitoring plan and the monitoring process will form the basis for annual verification and monitoring must be done consistently in line with the monitoring plan.

Task 3	Market, sell, and monetize CERs (and potentially pre-CDM VERS)

a.	Manage the market approach in a methodical way which would maximize value of CERs and/or pre-
CDM VERS from Ecolocap’s projects

b.	Assist in the execution of applicable instruments to convey CERs and/or pre-CDM VERS from
Ecolocap to purchasers.

c.	Utilize a worldwide network of clients ranging from financials to government institutions to corporations.

d.	Assist Ecolocap and its counterparties so introduced to reach agreement on terms

e.	Provide Escrow services through Cantor Fitzgerald Europe.

f.	As we have for other customers we propose to manage Ecolocap’s book of CERs to ensure accurate accounting of CERs sold and available

IV.	TIMELINES, AND TERMS

Table 1 correlates the task, responsibilities and timelines for the services to be provided by CantorCO2e.
Please note that the timeline provided in Table 1 is only an estimate and does not consider any delays that may arise as a result of information unavailability on the client’s side or the amount of time that the relevant authorities take to process and approve documentation. It also does not take into account evolving regulatory schemes at the state, regional and/or federal level and the timing associated therewith.

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Correspon		Responsible	Estimated
ding text	Task	Party	Timeline	Notes	Fees
above
1a	Development of	CantorCO2e	This task can	Part of success	Included in
	overall approach	and Ecolocap	begin as soon as	fee (percentage	success based
	to identify,		contracts are	of CERs/VERs	commission –
	quantify and take		executed.	or value of	3.5%-5%
	CERs to market.			transaction)
payable within
30 days of
CER/VER
issuance
2a	Coordination of	CantorCO2e	From beginning	CantorCO2e	Included in
	the Process	with input and	of contract to	will remain the	success fee
		assistance from	marketing and	exclusive	listed in 1a,
		Ecolocap	sale of CERs.	broker of the	above.
		where required.		CERs/VERs
				associated with	In addition, if
				the projects	CantorCO2e
				identified	staff required
				through the	for validation
				work with	and/or
				Ecolocap	verification site
visits, travel
and accommo-
dations costs to
be agreed to in
advance and
paid for by
Ecolocap.
2b	PDD preparation	CantorCO2e	Typically 5	This is	$20,000 CAD
	– where required.	with	business days for	contingent	for first PDD
		Ecolocap’s	each draft PIN	upon	using an AM,
		input where	and 30 business	information	$10,000 per
		required (Note	days for each	availability on	similar PDD
		that a	draft PD	the client’s	after that.
		monitoring		side.	(same type of
		plan will be			Project
		included in the			Activity, same
		PDD)			country, etc,
application of
same AM, etc.)

2c	Validation/Verifi	DOE –	Depends on	Verification is	Third party
	cation	Selected jointly	schedules –	typically	costs to
		with	Typically 60	conducted once	Ecolocap –
		coordination by	days each –	a year to verify	payable to

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Correspon		Responsible	Estimated
ding text	Task	Party	Timeline	Notes	Fees
above
		CantorCO2e.	although it	and certify ex-	DOE – range to
		CantorCO2e	should be noted	post the actual	be discussed.
		will coordinate	that some of the	emission	CantorCO2e
		the process and	DOEs have a	reductions	can obtain
		the Client must	significant back-	achieved by the	quotes but it
		participate in	log.	project.	will need to be
		the entire			associated with
		Verification		For larger	specific
		Process,		projects this is	projects.
		including the		sometimes
		designated		done semi-
		third party		annually.
entity’s site
visit.
2d	Registration	CDM-EB –	Typically 8	Depends on	$0.10 per tonne
		PDD submitted	weeks from	stakeholder	for first 15,000
		by DOE	submission of	comments, etc.	tonnes; $0.20
			validated PDD		per tonne for
tonnes
>15,000. This
is an Ecolocap
cost.
2e	Issuance	CDM-EB	Typically within		Annually the
			8 weeks of		same as
			request for		registration
			issuance		fees listed just
above.

In addition,
CDM-EB
keeps 2% of
CERs for Share
of Proceeds
(SOP). This is
an Ecolocap
cost.
2f	Monitoring Plan	Ecolocap will		This will form	In-house cost
	Implementation	be required to		the basis for	to Ecolocap.
		monitor the		verification and
		emission		is extremely
		reductions in		important.
preparation for
annual
verification.
3(a-f)	Marketing and	CantorCO2e	The projects can		Included in

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Correspon		Responsible	Estimated
ding text	Task	Party	Timeline	Notes	Fees
above
	sale of CERs		be marketed from		success based
			day 1, depending		commission –
			on the strategic		as listed in 1a,
			approach		above.
developed by
CantorCO2e and
Ecolocap.

CantorCO2e will be Ecolocap’s sole and exclusive broker with respect to negotiations dealing with the creation and sale of CERs and/or pre-CDM VERs from the projects.

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SCHEDULE 1
Brokerage Schedule

Column I	Column II
CER/VER Volume (tonnes)	Percent (%) Awarded
0 – 1,000,000	5
1,000,000 – 2,000,000	4.5
2,000,000 – 3,000,000	4.0
3,000,000 +	3.5

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